                               SUPPLEMENT NO. 1 TO
                          OFFER TO PURCHASE FOR CASH BY

                          QUADRANGLE ASSOCIATES III LLC
         TO PURCHASE UP TO 964 UNITS OF LIMITED PARTNERSHIP INTEREST IN
               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP,
                         A DELAWARE LIMITED PARTNERSHIP,
                           FOR $2,450 PER UNIT IN CASH

--------------------------------------------------------------------------------
  OUR OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON MARCH 26, 2004, UNLESS WE EXTEND THE DEADLINE.
--------------------------------------------------------------------------------

         On February 12, 2004, we offered to purchase up to 964 (27.54%) of the outstanding units of limited partnership interest of Winthrop California Investors Limited Partnership ("your partnership") for a purchase price of $2,450 per limited partnership interest upon the terms and subject to the conditions set forth in our offer to purchase dated February 12, 2004 and in the related letter of transmittal. Capitalized terms used in this Supplement No. 1 that are not defined shall have the meaning given to such term in our offer to purchase.

         The purpose of this Supplement No. 1 is to (i) clarify certain information provided and to provide certain additional information that you might find informative and helpful in making your decision whether to tender your units and (ii) to advise you that we have extended the expiration date of our offer so that our offer will now expire at 12:00 midnight, New York time on March 26, 2004. At the close of business on March 8, 2004, 109.09 units had been tendered pursuant to the Offer.

         In this regard, please note the following:

               o As indicated in the Offer to Purchase, your partnership entered into a Settlement Agreement on October 3, 2003 with, among others, the general partner of the Development Partnership pursuant to which your partnership is entitled to receive a preference payment of $22,000,000 if certain conditions are met. You should be aware that if you tender your units in our offer, you will not receive the benefits of this preference payment. Further, you should note that your partnership does not presently know when its interest in the Development Partnership will be liquidated; although your partnership has agreed that when, and if, it receives the preference amount it will surrender its interest in the Development Partnership.

               o We are offering to purchase your units for a purchase price of $2,450 per unit. We will not charge any fees in connection with such purchase nor will you be responsible for the fees customarily charged by your partnership's transfer agent. However, as indicated in the Summary Term Sheet of our Offer to Purchase, if you hold your units in a custodial or other beneficiary account (i.e., an IRA account or a trust account) you may be subject to certain fees payable to your custodian or trustee.

               o As we previously indicated, we are affiliated with the general partner of your partnership. As set forth in Section 10., pursuant to the terms of your partnership's partnership agreement, the general partner of your partnership, our affiliate, is entitled to receive an annual fee of $750,000 from your partnership. Accordingly, a conflict of interest can arise between continuing your partnership and receiving such fees, and the liquidation of your partnership and the termination of such fees.

               o If more than 964 units are tendered, we will announce upon expiration of the offer that the offer is oversubscribed and will advise you of the pro ration factor at such time as payment is made for the accepted units. Payment for units will be made promptly following the expiration date.

               o We have attached to this Supplement No. 1 as Schedule II our most recent financial statements. As indicated in the financial statements, we have adequate funds to pay tendering limited partners for units tendered, and our offer is not conditioned on our obtaining any financing.

               o We are a Delaware limited liability company formed in February 2004. Our sole member is Bulfinch Group LLC, a Delaware limited liability company that indirectly holds an approximately 58% interest in your general partner.

               o As indicated above, we will promptly pay for all tendered units accepted for purchase promptly following the expiration of the offer. Although we do not foresee any circumstances that will effect our ability to promptly pay for such units, it is possible that a situation may occur that will impair our ability to promptly pay such as a suit brought to enjoin our purchase of units, a banking moratorium or other circumstances out of our control. In such an event, without prejudice to our rights under the offer, we may retain tendered units and those units may only be withdrawn to the extent permitted in Section 4 of the Offer to Purchase. In any event, our obligations pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

               o As indicated in Section 14 of the Offer to Purchase, our offer is subject to a number of conditions. Please note that if we waive a material condition, our offer will remain open for at least five business days from the date of such waiver. Further, any such conditions, other than the receipt of government or regulatory approval, will either be satisfied or waived on or prior to the expiration date. You should note further that to the extent we are required to make a filing or declaration, the failure to do so will not relieve us of our obligations to consummate our offer. However, if we do not receive any requisite government or regulatory approvals to enable us to consummate our offer, we will have no obligation to accept or make payment for units.

         If you have any questions relating to our offer, please do not hesitate to call us toll free at (888) 448-5554

                                                   QUADRANGLE ASSOCIATES III LLC

March 9, 2004

                                                                     Schedule II






                          QUADRANGLE ASSOCIATES III LLC
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                  MARCH 4, 2004

                          QUADRANGLE ASSOCIATES III LLC
                          (A DEVELOPMENT STAGE COMPANY)

                                Table of Contents
                                  March 4, 2004





                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                II-3

FINANCIAL STATEMENT

Balance Sheet                                                               II-4
Notes to Financial Statement                                                II-5

                          Independent Auditors' Report


To the Member
Quadrangle Associates III LLC

We have audited the accompanying balance sheet of Quadrangle Associates III LLC (a development stage company), (the "Company"), as of March 4, 2004. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of the Company as of March 4, 2004 in conformity with accounting principles generally accepted in the United States of America.








                                                   /s/ Imowitz Koenig & Co., LLP



New York, New York
March 4, 2004

                          QUADRANGLE ASSOCIATES III LLC
                          (A Development Stage Company)

                                  Balance Sheet
                                  March 4, 2004




ASSETS

Cash                                                                    $ 25,000
                                                                       =========
LIABILITIES AND MEMBER'S EQUITY

Liabilities:
Accrued Expenses                                                        $  3,000

Member's Equity                                        $ 2,500,000
Deficit Accumulated During the Development Stage            (3,000)
Subscription Receivable                                 (2,475,000)
                                                     -------------


            TOTAL MEMBER'S EQUITY                                         22,000
                                                                       ---------
            TOTAL LIABILITIES AND MEMBER'S EQUITY                       $ 25,000
                                                                       =========










                       See Notes to Financial Statement.

                          QUADRANGLE ASSOCIATES III LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          Notes to Financial Statement
                                  March 4, 2004

Note 1 - ORGANIZATION

         Quadrangle Associates III LLC (the "Company") was organized on February 11, 2004. The Company is owned by Bulfinch Group LLC, a Delaware limited liability company, and managed by WIN Manager Corp., a Delaware corporation, which is a related party of the Company. The Company was formed to acquire, own and ultimately dispose of limited partnership interests in Winthrop California Investors Limited Partnership. As of March 4, 2004 the Company is still in the development stage as principal operations have not yet commenced.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

         Income Taxes

         The Company is not subject to Federal, State and Local income taxes; accordingly, the Company makes no provision for income taxes in its financial statement. The member is liable for income taxes on its share of the Company's taxable income.

         Financial Instruments

         SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures of fair values of financial instruments for which it is practicable to estimate that value. Based on available market information, the Company estimates that the fair value of its financial assets and liabilities approximates their carrying value.

         Recently Issued Accounting Standards

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." This interpretation clarifies the application of existing accounting pronouncements to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. In December 2003, the FASB issued a revision to Interpretation No. 46 ("46R") to clarify some of the provisions of Interpretation No. 46, and to exempt certain entities from its requirements. The provisions of the interpretation need to be applied no later than December 31, 2004, except for entities that are considered to be special- purpose entities which need to be applied as of December 31, 2003. This interpretation had no effect on the Company's financial statement.

                          QUADRANGLE ASSOCIATES III LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          Notes to Financial Statement
                                  March 4, 2004

         In April 2003, the FASB issued SFAS No. 149, "Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The changes in this statement improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying that is related to an asset, liability or equity security to conform it to language used in FASB Interpretation No. 45, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. This statement had no effect on the Company's financial statement.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." The statement improves the accounting for certain financial instruments that under previous guidance, issuers could account for as equity. The new statement requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. In addition to its requirements for the classification and measurement of financial instruments in its scope, SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31,

                          QUADRANGLE ASSOCIATES III LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          Notes to Financial Statement
                                  March 4, 2004

         2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. This statement had no effect on the Company's financial statement.

Note 3 - SUBSCRIPTION RECEIVABLE

         The subscription receivable from the sole member of the Company is due on demand, accrues interest at the rate for demand loans as set forth in Internal Revenue Code Section 7872 and is unsecured.